Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Executive Promotion

HOUMA, La.--(BUSINESS WIRE)--January 12, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), today announced that effective immediately, Kirk J. Meche, currently Executive Vice President, is promoted to the position of President and Chief Operating Officer of the Company. Kerry J. Chauvin will continue to serve as Gulf Island’s Chief Executive Officer and Chairman of the Board.

Kerry J. Chauvin stated, “Kirk is an outstanding individual with excellent leadership skills. In addition to his proven talents guiding the operations of the Company, in his new role he will also undertake increased management responsibilities.”

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), SPARs, FPSOs and MinDOCs, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks, barges and marine vessel fabrication. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer